Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-218916 October 30, 2017

 COMPANY PRESENTATIONOctober 2017

 This presentation contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. For example, we are using forward-looking statements when we discuss the expected timing of obtaining regulatory approval for our various patient trials and clinical data readout, proposed trials that may occur in the future, the timing and implementation of our collaborations with various partners and the execution of definitive agreements relating to such collaborations and the potential benefits and impact our products could have on improving patient health care. These forward-looking statements and their implications are based on the current expectations of our management only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; we may encounter delays or obstacles in launching and/or successfully completing our clinical trials; our products may not be approved by regulatory agencies, our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties may develop with our process; our products may wind up being more expensive than we anticipate; results in the laboratory may not translate to equally good results in real clinical settings; results of preclinical studies may not correlate with the results of human clinical trials; our patents may not be sufficient; our products may harm recipients; changes in legislation; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause our actual results or performance to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting us, reference is made to our reports filed from time to time with the Securities and Exchange Commission  Forward looking Statement  *

 Cell therapy company using off the shelf placenta-derived cell products Entering late-stage trials in 3 indicationsMultifactorial therapy releasing a range of therapeutic proteins in response to signals from patient's body First in class 3D cell culturing technology allowing for efficient, controlled production of different cell products in commercial quantities  CORPORATE OVERVIEW  *

 FINANCIAL GLANCE  *  Pluristem Therapeutics Inc.  NASDAQ: PSTITASE: PSTI  Stock Price (As of 10/27/2017)  $1.97  Market Capitalization  ~$192 million  Cash and Marketable Securities (As of 6/30/2017)  $26.7 million  Debt  $0  Employees  180  Intellectual Property Ownership  115+ granted~100 pending

 *  PLURISTEM in one slide

 The PLX Platform Technology   *

 Best In Class GMP Facility  *

 3D Manufacturing, In-house Cell Production  Potential capability to manufacture up to 150,000 doses annually   *

 Manufacturing CMC* approved by  *  * Chemistry, Manufacturing, and Controls

Placenta Derived Cells

- Ethically accepted
- Rich & Diverse
- Highly potent
  - Pro-angiogenic
  - Immunoregulatory
- Young donors
- Unlimited source & Easy to collect
- Over 25,000 Doses of 300 million cells per placenta



Maternal vein
Maternal artery
Wastes and carbon dioxide are passed back from the baby to the mother for excretion.
Chorionic villus
Umbilical cord
Oxygen, nutrients, and hormones are delivered to the baby.
Umbilical arteries
Umbilical vein
Maternal portion of placenta
Fetal portion of placenta

http://www.the-scientist.com/?articles.view/articleNo/43618/title/The-Prescient-Placenta/



HUMAN PLACENTA PROJECT

The Placenta Project was Launched by the US National Institutes of Health (NIH) to further explore the role of the placenta in health and disease

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 From The Miracle of Birth to Therapeutics for All  *

 IndicationCritical Limb Ischemia (CLI)Intermittent Claudication (IC)Hip Fracture***Acute Radiation Syndrome (ARS)  LocationU.S.Europe*Japan**U.S., EuropeS. Korea, IsraelU.S. EuropeU.S.  Late-stage trials  Company Pipeline  Pre-Clinical  Phase 2  Phase 1  Phase 3  ProductPLX-PADPLX-PADPLX-PADPLX-R18  Single pivotal study  * One Multinational trial- U.S- phase 3, Europe- via adaptive pathway potentially allowing early marketing approval** Via PMDA’s accelerated regulatory pathway for regenerative therapies*** Pending FDA/EMA approval  Pivotal study via FDA Animal Rule  *  Funding

 IndicationCritical Limb Ischemia (CLI)Intermittent Claudication (IC)Hip Fracture***Acute Radiation Syndrome (ARS)  LocationU.S.Europe*Japan**U.S., EuropeS. Korea, IsraelU.S. EuropeU.S.  Late-stage trials  Company Pipeline  Pre-Clinical  Phase 2  Phase 1  Phase 3  ProductPLX-PADPLX-PADPLX-PADPLX-R18  Single pivotal study  * One Multinational trial- U.S- phase 3, Europe- via adaptive pathway potentially allowing early marketing approval** Via PMDA’s accelerated regulatory pathway for regenerative therapies*** Pending FDA/EMA approval  Pivotal study via FDA Animal Rule  *  Funding

 A CHANGE INREGULATORYENVIRONMENT  *

 Regulatory Status  CLI (PLX-PAD)  Fast track approvalSingle pivotal study (n=246)  Adaptive regulatory pathwaySingle pivotal study (n=246)Potential conditional approval on interim report (n=123)  Accelerated regulatory pathwaySingle pivotal study (n=75)  Hip fracture (PLX-PAD)  Pivotal study Subject to FDA approval  Adaptive regulatory pathwaySingle pivotal study    ARS (PLX-R18)  Animal rule pathwayOpen communication, unlimited pre- IND      14  FDA  EMA  PMDA

Regulatory Status

	FDA	EMA	PMDA
CLI (PLX-PAD) 	• Fast track approval • Single pivotal study (n=246)	• Adaptive regulatory pathway • Single pivotal study (n=246) • Potential conditional approval on interim report (n=123)	• Accelerated regulatory pathway • Single pivotal study (n=75)
Hip fracture (PLX-PAD) 	• Pivotal study • Subject to FDA approval	• Adaptive regulatory pathway • Single pivotal study	
ARS (PLX-R18) 	• Animal rule pathway • Open communication, unlimited pre- IND		

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 Reduces inflammationStimulates growth of collateral blood vesselsStimulates repair of damaged muscle  PLX-PAD  Peripheral Arterial DiseasesOrthopedic Injuries  *

 PLX-PAD Mechanism of Action  *

Completed and Ongoing Clinical Studies with PLX-PAD

- **Two <u>completed</u> Phase I studies in Critical limb ischemia (CLI) in U.S. and Germany, N=27**
  - ✓ Good safety profile
  - ✓ Trends of efficacy (pain reduction and increase in tissue perfusion)



- **<u>Ongoing</u> multinational Phase II study in Intermittent claudication (IC) in U.S., Germany, South Korea and Israel, N=172**
  - ✓ Enrollment completed
  - ✓ Data readouts expected in H1 2018



- **<u>Completed</u> Phase II study in muscle injury following total hip replacement in Germany, N=20**
  - ✓ Good safety profile
  - ✓ Strong efficacy (increase in muscle volume and muscle force)

Pluristem

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Completed and Ongoing Clinical Studies with PLX-PAD

- **Ongoing multinational Phase III study In Critical Limb Ischemia (CLI) in U.S., Europe, N=246**
  - ✓ Fast track designation from FDA
  - ✓ Adaptive regulatory pathway from EMA
  - ✓ Support from EU Horizon 2020 program
- **Planned multinational Phase III study In Hip Fracture in U.S., Europe**
  - ✓ Adaptive regulatory pathway from EMA
  - ✓ Support from EU Horizon 2020 program
- **Planned Pivotal study in CLI in Japan, N=75**
  - ✓ PMDA’s accelerated regulatory pathway for regenerative therapies
  - ✓ Form joint venture



Pre-Treatment



8 Weeks post treatment

Pluristem

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 IndicationCritical Limb Ischemia (CLI)Intermittent Claudication (IC)Hip Fracture***Acute Radiation Syndrome (ARS)  LocationU.S.Europe*Japan**U.S., EuropeS. Korea, IsraelU.S. EuropeU.S.  Late-stage trials  Company Pipeline  Pre-Clinical  Phase 2  Phase 1  Phase 3  ProductPLX-PADPLX-PADPLX-PADPLX-R18  Single pivotal study  * One Multinational trial- U.S- phase 3, Europe- via adaptive pathway potentially allowing early marketing approval** Via PMDA’s accelerated regulatory pathway for regenerative therapies*** Pending FDA/EMA approval  Pivotal study via FDA Animal Rule  *  Funding

 Peripheral Arterial Disease (PAD)  *Source: Sage Group- (link, link, link)**Source: European Society for Vascular Surgery (link)  *  Build up of fatty substances in the wall of the artery

CLI Phase III Study -U.S./ Europe (N=246)

- Accelerated regulatory pathways in U.S. (Fast Track), Europe (Adaptive regulatory pathway) & Japan (accelerated regulatory pathway for regenerative therapies)
- **An interim analysis (N=123) of efficacy will be performed in support of an application to the EMA for Conditional Marketing Authorization (CMA)**
- Interim analysis could lead to CMA based on the success of either the primary or one of the key secondary endpoints, or a composite endpoint that includes death, major amputation, and certain measures of severity of wounds and gangrene
- Primary endpoint is time to event (amputation or death); other measures of efficacy include AFS, quality of life, $TcPO_2$, and pain score
- Dosing regimen: two doses of 300 million cells, two months apart (n=144), placebo (n=72)
- No HLA matching or immunosuppression required
- Follow-up of 12-36 months increases the study's power allowing for a smaller trial

$8 million grant from the EU Horizon 2020 program to support Phase III trial

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 Clinical Development of CLI in Japan  Accepted to the PMDA’s accelerated regulatory pathway for regenerative therapiesA single 75 patient study may lead to early conditional marketing approval and reimbursementBinding term sheet with Sosei CVC to establish joint venture for the clinical development and commercialization of PLX-PAD for CLI in Japan  *

Company Pipeline

Late-stage trials

Indication	Product	Location	Pre-Clinical	Phase 1	Phase 2	Phase 3	Funding
Critical Limb Ischemia (CLI)	PLX-PAD	U.S. Europe*					HORIZON 2020
		Japan**	Single pivotal study				
Intermittent Claudication (IC)	PLX-PAD	U.S., Europe S. Korea, Israel					
Hip Fracture***	PLX-PAD	U.S. Europe					HORIZON 2020
Acute Radiation Syndrome (ARS)	PLX-R18	U.S.	Pivotal study via FDA Animal Rule				NIH NIAID

* One Multinational trial- U.S- phase 3, Europe- via adaptive pathway potentially allowing early marketing approval

** Via PMDA's accelerated regulatory pathway for regenerative therapies

*** Pending FDA/EMA approval

Pluristem

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 Injured (operated)   Contralateral(non–operated)  Improvement of 4000%P=0.012  Improvement of 500%P=0.0067  *  Muscle Regeneration- clinical data  Muscle injury following total hip replacement (N=20)

 Muscle Injury following Total Hip Replacement (N=20)  Change in Volume from Day 0  Improvement of 300%P=0.004  *  Muscle Regeneration- clinical data

 Phase III Hip Fracture Study  Femoral neck fracture is the most common form of hip fracture Annual treatment costs in the U.S. are estimated to be between $10 to $15 billion, and are expected to rise due to the aging population, with mortality rates of up to 36%*Positive feedback from FDA and EMA on the proposed study design and endpoints of Phase III trial in treatment for muscle recovery following arthroplasty for hip fracturePLX-PAD program in hip fracture might be eligible for Breakthrough Therapy designation and benefit from the 21st Century Cures Act as well as the EMA’s Adaptive Pathways pilot project  *  * Source: Simran Mundi, Bharadwaj Pindiprolu, Nicole Simunovic, Mohit Bhandari  $8.7 million grant from the EU Horizon 2020 program to support this Phase III trial

 *  Stimulates regeneration of damaged bone marrow to produce blood cells (white, red and platelets)  Acute Radiation Syndrome (ARS)Hematologic Indications  PLX-R18

 PLX-R18 Mechanism of Action  *

 Acute Radiation Syndrome (ARS)In Preparations for pivotal study   *  PLX-R18 Programs  Bone Marrow FailureFollowing or in support of a transplant of hematopoietic stem cells (HCT)Ongoing Phase I study in U.S and Israel  Hematological DisordersAutoimmune diseases, Genetic disorders, Chemotherapy, Radiation therapy, Side effects from treatmentsCovered by patent

Company Pipeline

Late-stage trials

Indication	Product	Location	Pre-Clinical	Phase 1	Phase 2	Phase 3	Funding
Critical Limb Ischemia (CLI)	PLX-PAD	U.S. Europe*					HORIZON 2020
		Japan**	Single pivotal study				
Intermittent Claudication (IC)	PLX-PAD	U.S., Europe S. Korea, Israel					
Hip Fracture***	PLX-PAD	U.S. Europe					HORIZON 2020
Acute Radiation Syndrome (ARS)	PLX-R18	U.S.	Pivotal study via FDA Animal Rule				NIH NIAID

* One Multinational trial- U.S- phase 3, Europe- via adaptive pathway potentially allowing early marketing approval
** Via PMDA's accelerated regulatory pathway for regenerative therapies
*** Pending FDA/EMA approval

Pluristem

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 *  ARS occurs following acute exposure to very high levels of radiation, and involves severe, potentially lethal injury to the bone marrow as well as to other organs and systems within the bodyHigh doses of radiation can destroy the bone marrow’s ability to produce white cells, red cells and platelets; without these cells patients are at high risk of death  Acute Radiation Syndrome ARS

Collaboration on ARS with U.S. Government



Governmenta
l Departments
Department of Defense (DOD)
Warfighter and Immediate Response
Department of Health and Human Services (DHHS)
First Responders and Hospitals
Research Institutes & Agencies
Armed Forces Radiobiology Research Institute
NIAID/NIH
NIAID
NIH
National Institutes of Health
24 h
Timeline
Exposure
Pre-exposure
Early Post Exposure
Late Post Exposure
Response Phase
Initial Response (hours)
Acute Phase (Days-Weeks)
Chronic Phase (Months-Years)
Clinical Syndrome
ARS (Hours-Weeks)
DEARE (Months-Years)

 *  Studies are conducted and funded by the National Institute of Allergy and Infectious Diseases (NIAID) at the National Institutes of Health (NIH) and U.S the department of defense  Collaboration on ARS with U.S. Government

 *  PLX-R18 Data- Phase I equivalent study (FDA animal rule)  Survival  Weight

 Placebo - 50%  20M/Kg - 67%  4/10M/Kg - 83/86%  Non irradiated and low radiation - 100%  Group  Females  Males  Females and Males  Total  04+10 only  NR-00  3/3 = 100%  3/3 = 100%  6/6 = 100%  6/6 = 100%    NR-04  3/3 = 100%  3/3 = 100%  6/6 = 100%  18/18 = 100%    NR-10  3/3 = 100%  3/3 = 100%  6/6 = 100%  18/18 = 100%    NR-20  3/3 = 100%  3/3 = 100%  6/6 = 100%  18/18 = 100%    R-00  1/3 = 33%  2/3 = 67%  3/6 = 50%  3/6 = 50%    R-04  2/3 = 67%  3/3 = 100%  5/6 = 83%  15/19 = 79%  11/13= 85%  R-10  3/4 = 75%  3/3 = 100%  6/7 = 86%  15/19 = 79%  11/13= 85%  R-10  3/4 = 75%  3/3 = 100%  6/7 = 86%  15/19 = 79%    R-20  2/3 = 67%  2/3 = 67%  4/6 = 67%  15/19 = 79%    R-Id-00  -  3/3 = 100%    3/3 = 100%    R-Id-04  -  3/3 = 100%    3/3 = 100%    R-Id-10  -  3/3 = 100%    3/3 = 100%    R-Id-20  -  3/3 = 100%    3/3 = 100%    Legend:R : RadiatedR-ID: Low RadiationNR : Non-Radiated  R-00 : Not TreatedR-04 : 4 million cells per kgR-10 : 10 million cells per kgR-20 : 20 million cells per kg  PLX-R18 Data- Phase II equivalent study (N=62) (FDA animal rule)

PLX-R18- Treatment of ARS

- ✓ Allogeneic, ready to use as an off the shelf product
- ✓ Easy IM administration
- ✓ Beneficial when administered even 48 hrs. following exposure to radiation
- ✓ No need for prescreening – no effect if injected to those who were not exposed to radiation
- ✓ Supports recovery of all three blood lineages (red and white cells and platelets)
- ✓ Long shelf life
- ✓ Showed increased survival rates In irradiated non-human primates (NHPs)


Pluristem

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Pluristem

 PLX-R18 Hematological Program  *

 Out-licensing commercialization deals with partnersDirect sales of indications with small patients population & high market priceDirect sales of our PLX-R18 product for Acute Radiation Syndrome (governments)  Commercialization Strategy  *
 Out-licensing commercialization deals with partnersDirect sales of indications with small patients population & high market priceDirect sales of our PLX-R18 product for Acute Radiation Syndrome (governments)  Commercialization Strategy    38

Collaborations



Pluristem keeps IP and manufacturing rights in all collaborations

Partner	Indication	Deal structure
CHA Biotech	**IC, CLI** South Korea only	Joint Venture following marketing authorization by the South Korean authorities
NIH National Institute of Allergy and Infectious Diseases	**Acute Radiation Syndrome**	U.S. National Institutes of Health (NIH) to examine the effectiveness of PLX-R18 as a treatment for ARS following 24 hours from exposure
Department of Defense, United States of America; Armed Forces Radiobiology Research Institute, Department of Defense	**Acute Radiation Syndrome**	U.S. Department of Defense to examine the effectiveness of PLX-R18 prior to, and within the first 24 hours of exposure to radiation
Fukushima Medical University	**Acute Radiation Syndrome**	Pluristem will contribute cells and scientific knowledge, FMU will conduct the studies and provide the required resources.
Hadassah Medical Center	**Acute Radiation Syndrome**	Conducting trials to test PLX-R18 cells in the treatment of ARS and understanding of MOA
Charité	**CLI, Immunology, Cardiovascular, Orthopedic**	Research to test the unique immunology of the placenta and cells MOA
New York Blood Center	**Umbilical Cord Blood Transplantation**	Evaluating PLX-R18 as an Adjuvant Therapy to Umbilical Cord Blood Transplantation

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 Investment Highlights  Publicly traded on the Nasdaq and Tel Aviv Stock Exchange [PSTI] Late-stage pipeline with products advancing towards commercialization and 3rd parties fundingAdvanced regulatory pathways that could shorten time to commercialization Expected near-term data readouts“Off the shelf” product, no HLA-matching requiredUnique multifactorial MoA with a vast scientific background Major technological competitive advantagesStrong collaborations and partnerships  *

Upcoming Milestones – 12 Months

- **Initiate pivotal trials**
  - ✓ Critical limb ischemia (CLI) – U.S., Europe (Japan yet to start)
  - Hip fracture – U.S., Europe
  - ARS
- **Clinical data readout**
  - Phase II Intermittent Claudication (IC)
  - Phase I incomplete engraftment of hematopoietic cell transplantation – open label
  - Pivotal study in ARS
- **Business development**
  - U.S. – Advance discussions with U.S. government regarding stockpiling of PLX-R18 for ARS
  - Japan- Finalize joint venture
  - Asia – Licensing/ joint venture with partner for Asian market

Pluristem Therapeutics Inc

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# Management team



Zami Aberman
Chairman & Co-CEO



Efrat Livne-Hadass
VP Human Resources



Erez Egozi
CFO



Sagi Moran
VP Operations



Racheli Ofir, Ph.D.
VP Research & Intellectual Property



Yaky Yanay
President & Co-CEO



Esther Lukasiewicz Hagai, M.D., Ph.D.
VP Clinical & Medical Affairs



Orly Amiran
VP Quality Assurance



Lior Raviv
VP Development



Karine Kleinhaus, M.D., MPH
Divisional VP, North America

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Investor.relations@Pluristem.com  Israel +972-74-710-8600U.S.- +1-914-512-4109  www.Pluristem.com  *